Exhibit 10.16

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of November 15, 2017, between Lear Corporation, a Delaware corporation (the “Company”), and Matthew J. Simoncini (“Executive”).

WHEREAS, the Company and Executive are currently parties to an existing amended and restated employment agreement, dated August 9, 2011 (the “Existing Agreement”), pursuant to which Executive serves as Chief Executive Officer (“CEO”) and President of the Company;

WHEREAS, Executive agrees to assume his new position described herein and has delivered to the Board of Directors of the Company (the “Board”), concurrently with the execution of this Agreement, his written resignation from the Board and as CEO and President of the Company, effective February 28, 2018 (the “CEO Transition Date”);

WHEREAS, the parties have agreed that Executive will remain employed by the Company in a non-executive transition and advisory role on and after the CEO Transition Date;

WHEREAS, the Company desires to have the benefit of Executive’s continued service and the restrictive covenants contained herein; and

WHEREAS, the parties desire to enter into a new employment agreement reflecting the terms of Executive’s continuing employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.    Effectiveness and Term of Agreement. This Agreement shall commence on and as of the CEO Transition Date and continue until the date of Executive’s retirement on January 4, 2019 (the “Retirement Date”) or until Executive’s employment earlier terminates as provided herein (the “Term”). Executive has delivered to the Board concurrently with the execution of this Agreement a written resignation from the Board and as CEO and President of the Company, which resignation shall become effective as of the CEO Transition Date. Notwithstanding anything herein to the contrary, all provisions of the Existing Agreement will continue to apply until the CEO Transition Date, at which time the Existing Agreement shall hereby terminate and the terms of this Agreement will apply and shall supersede the terms of the Existing Agreement in their entirety.

2.    Terms of Employment. During the Term, Executive agrees to be a non-executive employee of the Company, serving solely in a consulting and advisory role to the Company’s CEO. Executive agrees to assist, as reasonably requested by the Company’s CEO, with the leadership transition following the CEO Transition Date, including, but not limited to, working on special projects and community relations efforts (collectively, the “Transition Services”). Executive will provide the Transition Services on an as-needed basis and it is expected that over the course of the Term, Executive will devote an average of approximately forty (40) hours per month to providing the Transition Services. Executive agrees to discharge the Transition Services as may be reasonably directed by the Company’s CEO, and to use his best efforts to perform faithfully and efficiently such Transition Services. Nothing herein shall prohibit Executive from devoting his time to civic and community activities, serving as a member of the Board of Directors of other corporations that do not compete with the Company, or managing personal investments, as long as the foregoing do not interfere with the performance of Executive’s duties hereunder or violate the terms of the Company’s Code of Business Conduct and Ethics, the Company’s Corporate Governance Guidelines, or other policies applicable to the Company’s executives generally, as those policies may be amended from time to time by the Company.

3.    Compensation.

(a)    As compensation for Executive’s services during the Term under this Agreement, Executive shall be entitled to receive a base salary of $15,000 per month, to be paid in accordance with existing payroll practices for executives of the Company. In addition, Executive shall be eligible to receive an annual incentive compensation bonus with respect to the 2018 performance year (“Bonus”) solely for the length of time that Executive provides services as CEO and President in the 2018 performance year (i.e., for two (2) out of twelve (12) months in 2018). Such Bonus shall be determined based on Executive’s base salary as it was in effect for the period in the 2018 performance year, prior to the Effective Date, during which Executive served as CEO and President of the Company.

(b)    During the Term, Executive shall not be eligible to receive any awards under the Company’s Long-Term Stock Incentive Plan or successor plan (the “LTSIP”). For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, Executive’s long-term incentive awards granted under the LTSIP that remain outstanding as of the CEO Transition Date shall continue to be governed by the terms of such awards in effect immediately prior to the execution of this Agreement.

(c)    During the Term, Executive shall be eligible for participation in the welfare, retirement and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally (collectively, the “Employee Benefit Plans”).

(d)    During the Term, Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by Executive in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

(e)    During the Term, the Company shall provide Executive with reasonable office space, which office space may differ from that provided to Executive immediately prior to the CEO Transition Date.

4.    Termination of Employment Prior to Retirement Date.

(a)    Notice. The employment relationship may be terminated prior to the Retirement Date by the Company with or without Cause or for Incapacity, or by Executive with or without Good Reason, all as defined below, by giving a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. All notices under this Section 4(a) shall be given in accordance with the requirements of Section 8.

(b)    Incapacity. If the Company reasonably determines that Executive is unable at any time to perform the duties of Executive’s position because of a serious illness, injury, impairment, or physical or mental condition and Executive is not eligible for or has exhausted all leave to which Executive may be entitled under the Family and Medical Leave Act (“FMLA”) or, if more generous, other applicable state or local law, the Company may terminate Executive’s employment for “Incapacity”. In addition, at any time that Executive is on a leave of absence, the Company may temporarily reassign the duties of Executive’s position to one or more other executives without creating a basis for Executive’s Good Reason resignation, provided that the Company restores such duties to Executive upon Executive’s return to work.

(c)    Cause. Termination of Executive’s employment for “Cause” shall mean termination upon:

(i)    an act of fraud, embezzlement or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment with the Company;

(ii)    Executive’s material breach of any provision of this Agreement, provided that in those instances in which Executive’s material breach is capable of being cured, Executive has failed to cure within a thirty (30) day period after notice from the Company;

(iii)    an act or omission, which is (x) willful or grossly negligent, (y) contrary to established policies or practices of the Company, and (z) materially harmful to the business or reputation of the Company, or to the business of the Company’s customers or suppliers as such relate to the Company; or

(iv)    a plea of nolo contendere to, or conviction for, a felony.

(d)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances or events:

(i)    the failure by the Company to pay or provide to Executive any amounts of base salary or earned incentive compensation or any benefits which are due, owing and payable to Executive, or to pay to Executive any portion of an installment of deferred compensation due under any deferred compensation program of the Company;

(ii)    the failure by the Company to continue to provide Executive with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which Executive is participating at the date of this Agreement;

(iii)     the transfer of Executive’s principal place of employment to a location fifty (50) or more miles from its location immediately preceding the transfer; or

(iv)    without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.

Notwithstanding anything else herein, Good Reason shall not exist if, with regard to the circumstances or events relied upon in Executive’s Notice of Termination: (x) Executive failed to provide a Notice of Termination to the Company within sixty (60) days of the date Executive knew or should have known of such circumstances or events, (y) the circumstances or events are fully corrected by the Company prior to the Date of Termination, or (z) Executive gives Executive’s express written consent to the circumstances or events. Notwithstanding anything to the contrary in this Agreement, Executive agrees and acknowledges that (i) Executive’s written notice of resignation from the Board and as CEO and President, effective as of the CEO Transition Date, which Executive has delivered to the Board concurrently with the execution of this Agreement; (ii) Executive’s execution of this Agreement; and (iii) the termination of the Existing Agreement upon the effectiveness of this Agreement shall not, either alone or together, give rise to a termination of employment by Executive for Good Reason or a termination by the Company without Cause pursuant to the Existing Agreement.

(e)    Date of Termination. “Date of Termination” shall mean the Retirement Date, or, if earlier, the first to occur of the following:

(i)    if Executive’s employment is terminated by reason of Executive’s death, the date of Executive’s death;

(ii)    if Executive’s employment is terminated by the Company for any reason other than because of Executive’s death, the date specified in the Notice of Termination (which shall not be prior to the date of the notice);

(iii)    if Executive’s employment is terminated by Executive for any reason, the Date of Termination shall be not less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given, or such earlier date after the date such Notice of Termination is given as may be identified by the Company.

Unless the Company instructs Executive not to do so, Executive shall continue to perform services as provided in this Agreement through the Date of Termination.

(f)    Employee Benefits. A termination by the Company pursuant to Section 4(c) hereof or by Executive pursuant to Section 4(d) hereof shall not affect any rights which Executive may have pursuant to any Employee Benefit Plans, which rights shall be governed by the terms thereof.

5.    Compensation Upon Termination Prior to Retirement Date by the Company or by Executive for any Reason.

(a)    If, prior to the Retirement Date, Executive’s employment shall be terminated by the Company for Incapacity, for Cause or without Cause, by Executive for or without Good Reason, or upon Executive’s death, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s beneficiary or estate), when the same would otherwise have been due, any accrued amounts then payable to Executive through the Date of Termination pursuant to any Employee Benefit Plans and shall have no further obligations under this Agreement, other than as set forth in Section 5(b) hereof, to the extent applicable.

(b)    If, prior to the Retirement Date, Executive’s employment shall be terminated by the Company for Incapacity or for any reason other than Cause, by Executive for Good Reason, or upon Executive’s death, (i) any unvested awards under the LTSIP held by Executive that vest based on the passage of time shall immediately vest in their entirety upon such termination, and (ii) with respect to unvested awards under the LTSIP held by Executive that vest based on the achievement of performance criteria, Executive shall be entitled to receive a pro rata portion (based on the number of full calendar months elapsing in the applicable performance period through January 4, 2019) of the amount Executive would have been entitled to receive under such awards (and at the same time) had he remained employed until the last day of the applicable performance period.

(c)    The Company may not set-off or counterclaim losses, fines or damages in respect of any claim, debt or obligation against any payment to or benefit for Executive provided for in this Agreement.

6.    Travel. Executive shall be required to travel to the extent reasonably necessary for the performance of Executive’s responsibilities under this Agreement.

7.    Successors; Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and will assign its rights and obligations hereunder to such successor. Failure of the Company to make such an assignment and to obtain such assumption and agreement prior to the effectiveness of any such succession, unless Executive agrees otherwise in writing with the Company or the successor, shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminates Executive’s employment for Good Reason and the date on which any such succession becomes effective shall be deemed Executive’s Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 7. Without limiting the generality of the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 7, the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred. The Company and Executive recognize that each party will have no adequate remedy at law for any material breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

8.    Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered by hand, or mailed by United States certified mail, return receipt requested, postage prepaid, or sent by Federal Express or similar overnight courier service, addressed to the respective addresses set forth on the signature page of this Agreement, or sent by facsimile with confirmation of receipt to the respective facsimile numbers set forth on the signature page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company (or, if Executive is the Secretary at the time such notice is to be given, to the Chairman of the Company’s Board of Directors), or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or facsimile number shall be effective only upon receipt.

9.    Noncompetition.

(a)    From the CEO Transition Date until the Date of Termination, Executive agrees not to engage in any Competitive Activity. For purposes of this Agreement, the term “Competitive Activity” shall mean Executive’s participation as an employee or consultant, without the written consent of the CEO or the Board or any authorized committee thereof, in the management of any business enterprise anywhere in the world if such enterprise is a “Significant Customer” of any product or service of the Company or engages in competition with any product or service of the Company (including without limitation any enterprise that is a supplier to an original equipment automotive vehicle manufacturer) or is planning to engage in such competition. For purposes of this Agreement, the term “Significant Customer” shall mean any customer who represents in excess of 5% of the Company’s sales in any of the three calendar years prior to the date of determination. “Competitive Activity” shall not include the mere ownership of, and exercise of rights appurtenant to, securities of a publicly-traded company representing 5% or less of the total voting power and

5% or less of the total value of such an enterprise. Executive agrees that the Company is a global business and that it is appropriate for this Section 9 to apply to Competitive Activity conducted anywhere in the world.

(b)    Executive agrees not to engage directly or indirectly in any Competitive Activity (i) until one (1) year after the Date of Termination if Executive is terminated by the Company for Cause, or Executive terminates Executive’s employment for other than Good Reason, or (ii) until two (2) years after the Date of Termination in all other circumstances.

(c)    Executive shall not directly or indirectly, either on Executive’s own account or with or for anyone else, solicit or attempt to solicit any of the Company’s customers, solicit or attempt to solicit for any business endeavor or hire or attempt to hire any employee of the Company, or otherwise divert or attempt to divert from the Company any business whatsoever or interfere with any business relationship between the Company and any other person, (i) until one (1) year after the Date of Termination if Executive is terminated by the Company for Cause, or Executive terminates Executive’s employment for other than Good Reason, or (ii) until two (2) years after the Date of Termination in all other circumstances.

(d)    Executive acknowledges and agrees that damages in the event of a breach or threatened breach of the covenants in this Section 9 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company, in addition to seeking actual damages pursuant to Section 9 hereof, may seek specific enforcement of the covenant not to compete in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction, without the necessity of a bond. Executive and the Company agree that the provisions of this covenant not to compete are reasonable. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

10.    Confidentiality and Cooperation.

(a)    Executive shall not knowingly use, disclose or reveal to any unauthorized person, at any time after the CEO Transition Date, any trade secret or other confidential information relating to the Company or any of its affiliates, or any of their respective businesses or principals, such as, without limitation, dealers’ or distributor’s lists, information regarding personnel and manufacturing processes, marketing and sales plans, pricing or cost information, and all other such information; and Executive confirms that such information is the exclusive property of the Company and its affiliates. Upon termination of Executive’s employment, Executive agrees to return to the Company on demand by the Company all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by Executive or otherwise in Executive’s possession.

(b)    Any design, engineering methods, techniques, discoveries, inventions (whether patentable or not), formulae, formulations, technical and product specifications, bill of materials, equipment descriptions, plans, layouts, drawings, computer programs, assembly, quality control, installation and operating procedures, operating manuals, strategic, technical or marketing information, designs, data, secret knowledge, know-how and all other information of a confidential nature prepared or produced during the period of Executive’s employment and which ideas, processes, and other materials or information relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not Executive should in fact execute an assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.

(c)     Following the termination of Executive’s employment, Executive agrees to make himself reasonably available to the Company to respond to periodic requests for information relating to the Company or Executive’s employment which may be within Executive’s knowledge. Executive further agrees to cooperate fully with the Company in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, any entity related to the Company, or any of its (their) agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. In the event that Executive is subpoenaed in connection with any litigation or investigation, Executive will immediately notify the Company. Executive shall not receive any additional compensation, other than reimbursement for reasonable costs and expenses incurred by Executive, in complying with the terms of this Section 10(c).

(d)    For the avoidance of doubt, this Section 10 does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Company to make any such reports or disclosures and that he is not required to notify the Company that he has made such reports or disclosures.

11.    Arbitration.

(a)    Except as contemplated by Section 9(d) or Section 11(c) hereof, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Southfield, Michigan, before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected pursuant to the procedures of the American Arbitration Association, and such arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.

(b)    The parties agree to use their best efforts to cause (i) the two individuals set forth in the preceding Section 11(a), or, if applicable, the American Arbitration Association, to appoint the arbitrator within thirty (30) days of the date that a party hereto notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and (ii) any arbitration hearing to be held within thirty (30) days of the date of selection of the arbitrator, and, as a condition to his or her selection, such arbitrator must consent to be available for a hearing, at such time.

(c)    Judgment may be entered on the arbitrator’s award in any court having jurisdiction, provided that Executive shall be entitled to seek specific performance of Executive’s right to be paid and to participate in benefit programs during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company and Executive hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific performance of the terms of this Agreement. If any dispute under this Section 11 shall be pending, Executive shall continue to receive at a minimum the base salary which Executive was receiving immediately prior to the act or omission which forms the basis for the dispute. At the close of the arbitration, such continued base salary payments may be offset against any damages awarded to Executive or may be recovered from Executive if it is determined that Executive was not entitled to the continued payment of base salary under the other provisions of this Agreement.

12.    Modifications. No provision of this Agreement may be modified, amended, waived or discharged unless such modification, amendment, waiver or discharge is agreed to in writing and signed by both Executive and such officer of the Company as may be specifically designated by the Board.

13.    No Implied Waivers. Failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Waiver by either party of a breach of any obligation hereunder shall not constitute a waiver of any succeeding breach of the same obligation. Failure of either party to exercise any of its rights provided herein shall not constitute a waiver of such right.

14.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan without giving effect to any conflicts of laws rules.

15.    Payments Net of Taxes. Any payments provided for herein which are subject to Federal, State, local or other governmental tax or other withholding requirements or obligations, shall have such amounts withheld prior to payment, and the Company shall be considered to have fully satisfied its obligation hereunder by making such payments to Executive net of and after deduction for all applicable withholding obligations.

16.    Capacity of Parties. The parties hereto warrant that they have the capacity and authority to execute this Agreement.

17.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not, at the option of the party for whose benefit such provision was intended, affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

18.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.    Entire Agreement. Provided that Executive has delivered a written notice of resignation to the Board in accordance with Section 1 hereof, upon the CEO Transition Date, this Agreement will contain the entire agreement by the parties with respect to the matters covered herein and supersedes any prior agreement (including, but not limited to, the Existing Agreement), condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right. No agreements, understandings or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20.    Legal Fees and Expenses. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of Executive’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, the Company shall pay or cause to be paid and be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by Executive (i) as a result of the Company’s failure to perform this Agreement or any provision hereof or (ii) as a result of the Company unreasonably or maliciously contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

21.    Code Section 409A. Notwithstanding anything to the contrary in Section 5 hereof, and to the maximum extent permitted by law, this Agreement shall be interpreted in such a manner that all payments of Severance Benefits to Executive under this Agreement are either exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the CEO Transition Date. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

The “Lear Corporation Code Section 409A Policies and Procedures” as in effect on the CEO Transition Date are hereby incorporated by reference in this Agreement as if set forth herein, and shall supersede any conflicting provisions of this Agreement.

22.    No Excise Tax Gross-Up; Possible Reduction of Payments.

(a)    If it is determined that any amount or benefit to be paid or payable to Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to Executive is subject to the Excise Tax; provided, however, such reduction shall be made only if it results in the Executive retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes). In the event Payments are required to be reduced pursuant to this Section 22(a), they shall be reduced in the following order of priority in a manner consistent with Section 409A: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits.

(b)    The independent public accounting firm serving as the Company's auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 22, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 22, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 22. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

LEAR CORPORATION

By:    /s/ Thomas A. DiDonato

Name:     Thomas A. DiDonato

Title:	Senior Vice President, Human Resources

EXECUTIVE:

/s/ Matthew J. Simoncini
Matthew J. Simoncini

Address:

Fax: